Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-202246 on Form S-3 of Halliburton Company of our report dated February 25, 2015, relating to the consolidated financial statements of Baker Hughes Incorporated and subsidiaries as of December 31, 2014 and 2013 and for the three years in the period ended December 31, 2014, and the effectiveness of Baker Hughes Incorporated and subsidiaries’ internal control over financial reporting, incorporated by reference in the Current Report on Form 8-K of Halliburton Company dated October 26, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

October 26, 2015